As filed with the Securities and Exchange Commission on January 3, 2023

Registration No. 333-258872

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

KIMCO REALTY CORPORATION
(Exact name of registrant as specified in its charter)

Maryland	13-2744380
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

500 North Broadway, Suite 201
Jericho, New York 11753
(516) 869-9000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Bruce Rubenstein, Esq.
Executive Vice President, General Counsel and Secretary
Kimco Realty Corporation
500 North Broadway, Suite 201
Jericho, New York 11753
(516) 869-9000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Joel H. Trotter, Esq.
Julia A. Thompson, Esq.
R. Charles Cassidy III, Esq.
Latham & Watkins LLP
555 Eleventh Street N.W., Suite 1000
Washington, D.C. 20004
(202) 637-2200

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) to the Registration Statement on Form S-3 (File No. 333-258872) (the “Registration Statement”) filed with the Securities and Exchange Commission on August 17, 2021 is being filed to deregister all securities that were registered for issuance on the Registration Statement and remain unsold thereunder.

On December 15, 2022, the entity then known as Kimco Realty Corporation (the “Predecessor”) announced that it intended to implement a corporate reorganization (the “Reorganization”) into a new holding company structure commonly referred to as an umbrella partnership real estate investment trust, or UPREIT. Also on December 15, 2022, in connection with the Reorganization, the Predecessor entered into an Agreement and Plan of Merger (the “Merger Agreement”) with New KRC Corp., a Maryland corporation (“New Kimco”), which was at that time a wholly-owned subsidiary of the Predecessor, and KRC Merger Sub Corp., a Maryland corporation (“Merger Sub”), which was at that time a subsidiary of New Kimco. Effective as of 12:01 a.m., New York time, on January 1, 2023, pursuant to the terms of the Merger Agreement, Merger Sub merged with and into the Predecessor, with the Predecessor continuing as the surviving entity and a wholly-owned subsidiary of New Kimco (the “Merger”). At the effective time of the Merger, (a) the separate existence of Merger Sub ceased and (b) each share of capital stock of the Predecessor issued and outstanding immediately prior to the Merger was converted on a one-for-one basis into an equivalent issued and outstanding share of capital stock of New Kimco. In connection with the Reorganization, on January 3, 2023, the Predecessor converted into a limited liability company, organized in the State of Delaware, known as Kimco Realty OP, LLC and New Kimco changed its name to Kimco Realty Corporation, the former name of the Predecessor, and became the successor issuer to the Predecessor pursuant to Rule 12g-3 under the Securities Exchange Act of 1934.

As a result of the Merger, the Predecessor terminated all offers and sales of its securities registered for issuance on the Registration Statement that remained unsold thereunder as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment to a Registration Statement on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jericho, State of New York, on this 3rd day of January, 2023.

KIMCO REALTY CORPORATION

By:	/s/ Glenn G. Cohen
Glenn G. Cohen
Executive Vice President, Chief Financial Officer and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	Executive Chairman of the Board of	January 3, 2023
Milton Cooper	Directors

*	Director and Chief Executive Officer	January 3, 2023
Conor C. Flynn

*	Director	January 3, 2023
Philip E. Coviello

*	Director	January 3, 2023
Frank Lourenso

*	Director	January 3, 2023
Henry T. A. Moniz

*	Director	January 3, 2023
Mary Hogan Preusse

*	Director	January 3, 2023
Valerie Richardson

*	Director	January 3, 2023
Richard B. Saltzman

/s/ Glenn G. Cohen	Executive Vice President, Chief	January 3, 2023
Glenn G. Cohen	Financial Officer and Treasurer

*	Vice President and Chief Accounting	January 3, 2023
Paul Westbrook	Officer

* By:	/s/ Glenn G. Cohen
Glenn G. Cohen
Attorney-in-fact